Exhibit 10.25

16100 S. Lathrop Ave. Harvey, IL 60426 OFFICE / 708-225-2055 FAX / 708-339-2726 WEB / Atkore.com

September 13, 2011

Dear Gary:

This letter confirms you appointment to the position of President, EMEA and APAC. In this capacity, you will assume all responsibility for the China operations in addition to your current responsibilities.

Effective October 1, 2011 your compensation will be impacted as follows:

Compensation

You will receive a monthly stipend of £1,000.00 to help offset the higher tax costs associated with living in the U.K. This stipend will be grossed up for taxes and will only be available to you while you are employed in the U.K.

You will receive a lump sum bonus equal to $100,000 USD. This lump sum will be grossed up for taxes and is repayable if you voluntarily leave the company within 2 years of the effective date of this appointment. Should you leave the company, you would be expected to repay the full amount within a 12 month period, i.e., repayment of the after tax within 90 days of your termination with the remainder to be repaid upon the reimbursement of the taxes from the U.K. government (expected within a 12 month timeframe from the date of termination).

Atkore International will offset the difference between the tax you paid on your company car in Australia and the tax you are paying on your current company car in the U.K. This payment is retroactive to June 1, 2011. This provision will only be available to you while you are employed in the U.K.

Equity Plan

You will be provided with 25,000 shares of equity grants as part of Atkore’s 2012 equity program (subject to Board approval). The anticipated price of Atkore shares is $10.00.

Reporting Relationship

You will continue to report directly to John Williamson, President and CEO.

Future Opportunity

With this agreement, we are confirming our intent to move you to a position of greater responsibility by May, 2012 which would include moving you and your family to the United States by Summer 2012. This opportunity is contingent upon your performance during the management of EMEA and APAC. You will be measured on the obtainment of key objectives and on your management behaviors. We will collectively agree to your 2012 performance objectives within 30 days from the effective date of this appointment.

In the event the Company is unable to meet the intent of the future opportunity outlined in the above paragraph, we will forgive the requirement for you to reimburse the Company the $100,000 bonus provided in this assignment letter.

In the event that your employments ends due to mutual agreement, the Company will repatriate you and your family back to Australia within 90 days of your termination.

Gary, I look forward to your continued leadership and success in this expanded role. Please contact me with any questions.

Sincerely,

John Williamson

President and CEO

Atkore International

Please sign below indicating your acknowledgement of this assignment and its provisions.

Accept	Date

Your employment agreement will be adjusted to reflect this offer. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees.